Exhibit 10(101)
[AIG Letterhead]
Edward M. Liddy
September 22, 2008
[Recipient Address]
Dear                     ,
I’m pleased to award you a Special Cash Retention award of $[•], payable in two installments of $[•] and $[•], on or about December 31, 2008 and December 31, 2009. Additional terms of the award are set forth at the end of this letter.
I fully recognize the devastating loss of personal wealth you’ve suffered, and pledge to you my personal commitment to provide an opportunity for substantial wealth creation through a combination of cash and equity awards in the coming months and years.
I’m convinced that we can turn around AIG and restore the value, confidence, and trust that have been eroded by recent events. I need your renewed commitment, leadership and teamwork to accomplish this challenging task. The rewards for achieving the objective of paying off the revolver line of credit from the Fed could be substantial, and I intend to handsomely remunerate those who step up to the challenge and take AIG proudly into the future. I’m counting on you to work with me and our other leaders to take back the company from the federal government and regain our rightful place as one of the best companies in the world. In return, just know that you can count on me.
As this special award is being made to a very select group of executives, I ask that you treat it as confidential. Thank you again for your hard work and the sacrifice that you and your family have made for AIG.
Very sincerely,
Terms
Each installment is payable if you are employed with the company through the respective installment date. You also will receive these payments if your employment is terminated prior to December 31, 2009 for any reason other than Cause. (Cause is conduct involving fraud, intentional misconduct, gross negligence or material violation of AIG policy.)
Furthermore, in the event the AIG entity that is your employer (the “Company”) experiences a Change in Control (e.g., consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company), AIG guarantees the payment of the 2008 Special Cash Retention award on the dates and under the conditions specified above.